EXHIBIT 4.5
SECOND AMENDMENT
TO
GATX CORPORATION
HOURLY EMPLOYEES RETIREMENT
SAVINGS PLAN
(As Amended and Restated Effective as of January 1, 1997)
     GATX Corporation (the “Company”) maintains GATX Corporation Hourly Employees Retirement Savings Plan, as amended and restated effective as of January 1, 1997 (the “Plan”). This amendment of the Plan is adopted to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”). This amendment is intended as good faith compliance with the requirements of EGTRRA, and is to be construed in accordance with EGTRRA and guidance issued thereunder. Pursuant to and in exercise of the amending authority reserved to the Chief Executive Officer of the Company by the provisions of the Plan, the Plan is hereby amended in the following particulars, each of which shall be effective, except as otherwise specifically indicated, as of January 1, 2002:
     1. Effective as of August 1, 2002, by substituting the following for subsection 4.1 of the Plan:
     “4.1. Amount of Before-Tax Contributions. Subject to the terms and conditions of the Plan, a Participant may elect as follows:
(a)	Subject to the limitations set forth in section 4.6 and Section 8, for each payroll period, a Participant may elect to have his pay reduced, and a corresponding amount contributed on his behalf to the Plan, which amount shall not be less than 1 percent or more than 15 percent of his Eligible Compensation (as defined in subsection 4.5) for each payroll period during which he is eligible to participate in the Plan. Any contributions made on behalf of a Participant pursuant to this paragraph (a) shall be referred to as a “Before-Tax Contribution”.

(b)	All Participants who are eligible to make Before-Tax Contributions under this Plan for any Plan Year pursuant to paragraph (a) next above and who have attained age 50 before the close of such Plan Year shall be eligible to make, in addition to the Before-Tax Contributions described in paragraph (a) next above, “catch-up” Before-Tax Contributions in accordance with, and subject to the limitations of, section 414(v) of the Code and such additional rules as the Benefits Committee may establish on a uniform and nondiscriminatory basis. Such catch-up Before-Tax Contributions shall not be taken into account for purposes of the limitations on Before-Tax Contributions described in paragraph (a) next above, or for purposes of the provisions of the Plan implementing the required limitations of Code sections 402(g) and 415. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of section 401(k)(3), 410(b) or 416 of the Code, as applicable, by reason of the making of such catch-up Before-Tax Contributions.

Any election pursuant to this subsection 4.1 shall be made and be effective in accordance with such rules and procedures as the Benefits Committee may establish from time to time on a uniform and nondiscriminatory basis.”
     2. By adding the following to Section 4.4 of the Plan to follow immediately after the second sentence thereof:
     “Notwithstanding the foregoing provisions of this subsection 4.4, effective as of August 1, 2002, the Plan will accept a direct rollover of an eligible rollover distribution from a qualified plan described in section 401(a) or 403(a) of the Code (including after-tax employee contributions), an annuity contract described in section 403(b) of the Code (excluding after-tax employee contributions) and an eligible plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state. The Plan will also accept, effective as of August 1, 2002, a Participant rollover contribution of the portion of a distribution from an individual retirement account or annuity described in section 408(a) or 408(b) of the Code that is eligible to be rolled over and would otherwise be includible in gross income.” [GATX to confirm that it will not accept participant rollover contributions except direct rollovers or from an IRA.]
     3. By adding the following new sentence to subsection 4.6 of the Plan to follow immediately after the last sentence thereof:
     “The annual Eligible Compensation of each Participant taken into account in determining allocations under subsection 4.1, 5.1 and 5.2 of the Plan for any Plan Year beginning after December 31, 2001 shall not exceed $200,000, as adjusted for cost-of-living increases in accordance with section 401(a)(17) of the Code. Annual Eligible Compensation means Eligible Compensation during the Plan Year or such other consecutive 12-month period over which Eligible Compensation is otherwise determined under the Plan (the determination period). The cost-of-living adjustment in effect for a calendar year applies to annual Eligible Compensation for the determination period that begins with or within such calendar year.”
     4. Effective as of August 1, 2002, by adding the phrase “(excluding catch-up Before-Tax Contributions)” immediately following the phrase “Before-Tax Contributions” in each place where the latter phrase appears in subsections 5.1 and 5.2 of the Plan.
     5. Effective as of August 1, 2002, by adding the following new sentence to the Plan to following immediately after the last sentence in subsection 5.1 thereof:
“No Matching Contribution shall be made with respect to catch-up Before-Tax Contributions.”
     6. Effective as of August 1, 2002, by adding the following new sentence to the Plan to following immediately after the last sentence in subsection 5.2 thereof:
“No Qualified Matching Contribution shall be made with respect to catch-up Before-Tax Contributions.”
     7. By substituting the following for so much of subsection 8.2 of the Plan as precedes the second sentence thereof:

     “8.2. Limitation on Annual Additions. Except to the extent permitted under paragraph 4.1(b) of the Plan and section 414(v) of the Code (relating to catch-up Before-Tax Contributions), and notwithstanding any other provision of the Plan to the contrary, a Participant’s Annual Additions (as defined below) for any Plan Year shall not exceed an amount equal to the lesser of:
“(a) $40,000, as adjusted for increases in the cost-of-living under section 415(d) of the Code; or

(b)	100% of the Participant’s Compensation for that Plan Year calculated as if each Section 415 Affiliate (described below) were a Related Company, reduced by any Annual Additions for the Participant for the Plan Year under any other defined contribution plan of an Employer or a Related Company or Section 415 Affiliate, provided that if any other such plan has a similar provision, the reduction shall be pro rata.”
     8. By substituting, effective as of August 1, 2002, the phrase “(other than Rollover Contributions and catch-up Before-Tax Contributions described in paragraph 4.1(b))” for the first parenthetical phrase in the second sentence of subsection 8.2 of the Plan, and by adding, effective as of January 1, 2002, the following to the third sentence of subsection 8.2 of the Plan immediately before the period therein:
“; provided, however, that the compensation limit referred to in paragraph (b) next above shall not apply to any contribution for medical benefits after separation from service (within the meaning of section 401(h) or section 419(f)(2) of the Code) which is otherwise treated as an Annual Addition.”
     9. Effective as of August 1, 2002, by adding the following sentence to the Plan to follow immediately after the last sentence of subsection 8.6 thereof:
“The limitations and other provisions of this subsection 8.6 shall not apply to catch-up Before-Tax Contributions made pursuant to paragraph 4.1(b) of the Plan and section 414(v) of the Code.”
     10. Effective as of August 1, 2002, by adding the following new sentence to the Plan to follow immediately after the last sentence in subsection 8.7 thereof:
“For purposes of this subsection 8.7, catch-up Before-Tax Contributions shall be disregarded.”
     11. Effective as of August 1, 2002, by adding the following new sentence to the Plan to follow immediately after the last sentence in subsection 8.8 thereof:
“Amounts that are catch-up Before-Tax Contributions made in accordance with paragraph 4.1(b) of the Plan and section 414(v) of the Code shall be disregarded for purposes of the tests and other provisions of this subsection 8.8.”
     12. Effective as of August 1, 2002, by adding the following new sentence immediately following the last sentence of subsection 8.9 thereof:

“For purposes of determining the amount of a Participant’s Before-Tax Contributions under this subsection 8.9, catch-up Before-Tax Contributions shall be disregarded.”
     13. By adding the following new sentence to subsection 8.12 of the Plan to follow immediately after the last sentence therein:
“The multiple use test described in Treasury Regulations 1.401(m)-2 and this subsection 8.12 shall not apply for Plan Years beginning after December 31, 2001.”
     14. By adding the following clause to the Plan to follow immediately after the semi-colon in subparagraph (iii) of subsection 10.3(b) thereof:
“ provided, however, that if a Participant receives a Hardship withdrawal after
December 31, 2001 which includes amounts attributable to his Before-Tax Contributions, the suspension of contributions described in this subparagraph (iii) shall apply for only 6 months (rather than 12 months) after receipt of such withdrawal.”
     15. By adding the following to Section 11.6 of the Plan to follow immediately after the last sentence thereof:
“Effective for distributions in Plan Years beginning after December 31, 2001, an ‘eligible retirement plan’ shall also include an annuity contract described in section 403(b) of the Code and an eligible plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from the Plan. The definition of ‘eligible retirement plan’ shall also apply in the case of a distribution to a surviving Spouse or to a spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in section 414(p) of the Code. For purposes of this direct rollover option: (i) any amount that is distributed on account of hardship shall not be an ‘eligible rollover distribution’ and the distributee may not elect to have any portion of such a distribution paid directly to an eligible retirement plan; and (ii) a portion of a distribution shall not fail to be an ‘eligible rollover distribution’ merely because the portion consists of after-tax employee contributions which are not includible in gross income; provided however, that any such portion may be transferred only to an individual retirement account or annuity described in section 408(a) or (b) of the Code or to a qualified defined contribution plan described in section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.”
     16. By adding the following new Section A-13 to the Plan to follow immediately after Section A-12 of Supplement A thereof:

EGTRRA Provisions	A-13. Effective for Plan Years beginning after December 31, 2001, the following provisions shall apply for purposes of determining whether the Plan is Top-Heavy and whether the Plan satisfies the minimum benefit requirements of section 416(c) of the Code for such years and shall supersede the otherwise applicable provisions of this Supplement A to the extent inconsistent therewith.
(a)	Key Employee. ‘Key Employee’ means any employee or former employee (including any deceased employee) who at any time during the Plan Year that includes the determination date was an officer of any Employer or Related Company having annual compensation greater than $130,000 (as adjusted under section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002), a 5-percent owner of any Employer or Related Company, or a 1-percent owner of any Employer or Related Company having annual compensation of more than $150,000. For this purpose, annual compensation means compensation within the meaning of Section 415(c)(3) of the Code. The determination of who is a Key Employee will be made in accordance with section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

(b)	Determination of present values and amounts. This Section A-13(b) shall apply for purposes of determining the present values of accrued benefits and the amounts of account balances of employees as of the determination date.
(i)	Distributions during year ending on the determination date. The present values of accrued benefits and the amounts of account balances of an employee as of the determination date shall be increased by the distributions made with respect to the employee under the Plan and any plan aggregated with the Plan under section 416(g)(2) of the Code during the 1-year period ending on the determination date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting ‘5-year period’ for ‘1-year period.’

(ii)	Employees not performing services during year ending on the determination date. The accrued benefits and accounts of any individual who has not performed services for the employer during the 1-

year period ending on the determination date shall not be taken into account.
(c)	Minimum benefits for Matching Contributions. Notwithstanding the provisions of section A-11 to the contrary, employer matching contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of section 416(c)(2) of the Code and the Plan. Employer matching contributions that are used to satisfy the minimum contribution requirements shall be treated as matching contributions for purposes of the actual contribution percentage test (described in subsection 8.10) and other requirements of section 401(m) of the Code.”
IN WITNESS WHEREOF, the undersigned officer of the Company has set his hand this 6 day of December 2002.

By:	/s/ R. Ciancio
Its:	Vice President